Exhibit 5.5

ONE PORTLAND SQUARE PORTLAND, MAINE 04112-0586 207-774-4000 • FAX 207-774-7499 www.verrilldana.com

January 7, 2011

Etablissements Delhaize Frères et

Cie “Le Lion” (Groupe Delhaize)

Square Marie Curie 40

1070 Brussels

Belgium

Re:	Registration Statement on Form F-4 Relating to
$827,163,000 5.70% Senior Notes Due 2040 and Guarantees

Ladies and Gentlemen:

We have acted as special counsel in the Commonwealth of Massachusetts to Victory Distributors, Inc., a Massachusetts corporation (the “Company”) and a wholly-owned subsidiary of Delhaize America, LLC, a North Carolina limited liability company (“DZA”), with respect to certain legal matters in connection with a registration statement on Form F-4 (as may be amended from time to time, the “Registration Statement”), filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), by Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize), a Belgian limited liability company (société anonyme) (“Parent”), and the subsidiaries of Parent listed on Schedule 1 attached hereto, including the Company (the “Guarantors”). The Registration Statement pertains to registration of (i) Parent’s offer to exchange (such offer, as described in the Prospectus (defined below) the “Exchange Offer”) all outstanding $827,163,000 aggregate principal amount of Parent’s 5.70% Senior Notes due October 1, 2040 issued on October 8, 2010 (the “Original Notes”) for new $827,163,000 aggregate principal amount of Parent’s 5.70% Senior Notes due October 1, 2040 registered under the Securities Act (the “Exchange Notes”; and together with the Original Notes, the “Notes”); and (ii) the Guarantees (defined below). The Original Notes are, and the Exchange Notes will be, issued under an indenture, dated as of October 8, 2010 (the “Indenture”), between Parent and The Bank of New York Mellon, as trustee. Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Indenture.

Although we did not represent the Company in connection with its execution and delivery of the Cross-Guarantee Agreement dated as of May 21, 2007 by and among Delhaize Group and its subsidiaries party thereto, including the Company, as supplemented by the Joinder Agreement dated December 18, 2009 by Delhaize US Holding, Inc. (the “Cross Guarantee Agreement”), we have reviewed an executed copy of the Cross Guarantee Agreement and an

Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize)

January 7, 2011

Assistant Secretary’s Certificate executed by the Assistant Secretary of the Company confirming certain facts as of May 21, 2007 including the Company’s Articles of Organization and Bylaws as then in effect and the adoption of resolutions of the Company’s Board of Directors, dated as of May 21, 2007, authorizing, inter alia, the execution and delivery of the Cross Guarantee Agreement.

In our capacity as the Company’s counsel in connection with such registration, we have examined the Registration Statement and the prospectus contained therein (the “Prospectus”), the Indenture and the Cross Guarantee Agreement. The Cross Guarantee Agreement is not governed by Massachusetts Laws (as defined below), and we have assumed for purposes of this opinion the accuracy of the opinions expressed in the Opinion of Hunton & Williams LLP attached as Exhibit 5.2 of the Registration Statement relating to the guarantees by the Guarantors of the Exchange Notes under the Cross Guarantee Agreement (the “Guarantees”). The Indenture, the Exchange Notes and the Cross Guarantee Agreement are referred to herein collectively as the “Operative Documents.”

We have also examined and relied upon originals or copies certified to our satisfaction of such records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In such opinions, we have assumed the genuineness of all signatures other than with respect to the Company, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or photostatic copies. We have also assumed the legal capacity of natural Persons, the corporate or other power and due authorization of each Person not a natural Person, other than the Company, to execute and deliver each Operative Document to which it is a party and to consummate the transactions contemplated by each such Operative Document, due execution and delivery of each Operative Document by all parties thereto, other than the Company, and that each Operative Document constitutes the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms. Except as expressly provided for herein, we have made no investigation or review of any matters relating to the Company or any other Person.

We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the Commonwealth of Massachusetts.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Company is validly existing as a corporation in good standing under the Laws of the Commonwealth of Massachusetts. The opinion in this paragraph as to good standing is based solely on a certificate of recent date from the Secretary of the Commonwealth of Massachusetts.

Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize)

January 7, 2011

2. The Company has corporate power to make the Guarantees by it and to enter into and perform the Cross Guarantee Agreement.

3. The Cross Guarantee Agreement and the Guarantees by the Company have been duly authorized by the Company, and the Cross Guarantee Agreement has been duly executed and delivered by the Company.

This letter and the matters addressed herein are as of the date hereof or such earlier date as is specified herein, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other Person, or any other circumstance. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Verrill Dana, LLP
Verrill Dana, LLP

SCHEDULE 1

Name	Jurisdiction of Organization

Delhaize US Holding, Inc.	Delaware

Delhaize America, LLC	North Carolina

Food Lion, LLC	North Carolina

Boney Wilson & Sons, Inc.	North Carolina

Risk Management Services, Inc.	North Carolina

Hannbro Company	Maine

Hannaford Licensing Corp.	Maine

Hannaford Bros. Co.	Maine

Victory Distributors, Inc.	Massachusetts

Kash n’ Karry Food Stores, Inc.	Delaware

FL Food Lion, Inc.	Florida

Martin’s Foods of South Burlington, Inc.	Vermont

J. H. Harvey Co., LLC	Georgia